AGREEMENT

      This is an agreement as of 16 September 2005 between Dan Q. Fang ("Fang") whose address is 9564 Daines Drive, Temple City, California 91780 and CardioBioMedical Corporation ("CBM") whose address is 2 Briar Lane, Natick, Massachusetts 01760. Fang and CBM may be collectively referred to as the "Parties".

      This Agreement is made under the following circumstances.

      A. On July 8, 2003 Fang and CBM entered into two agreements, a "License Agreement" and another Agreement simply called "Agreement" (hereinafter referred to as the "03 Agreement", both agreements collectively referred to as the "Agreements").

      B. Certain disputes arose in connection with the Agreements.

      C. By this Agreement the parties intend to resolve those disputes and enter into this Agreement in lieu of the Agreements. The terms of this Agreement may be elaborated on in further written agreements consistent with the terms and conditions set forth herein.

      The Parties therefore agree as follows.

      1. The Parties acknowledge that the Agreements are of no further force or effect except for claims already matured under them and that, for example, Fang has no further right to be a director of CBM, to vote CBM shares, or to designate directors for CBM.

      2. Fang shall return to CBM all of the shares of CBM he owns or has any rights to (16,500,000 shares in all).

      3. In lieu of the exclusive sales license in the License Agreement, CBM shall have a non exclusive sales license to sell the CBM/ CSD device presently offered for sale by CBM ("Product") in the United States, Canada and Mexico (the "Territory"), until the expiration U.S. Patents No. 6,148,228 and 6,638,232. No licensed products may be sold to destinations outside the Territory or to persons CBM should reasonably believe intends to purchase them for sale or use outside the Territory.

      4. The Parties agree that CBM may not sublicense its rights under this agreement and that any sales licenses granted by Fang will neither give nor permit a sublicense.


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      5. The Parties agree that there is due Fang US$310,000 under the
Agreements and that sum shall paid at the end of each quarter in installments of US$50,000 beginning for the quarter starting July 1, 2006.

      6. The name "CSD" remains the property of Fang, but CBM shall have the non exclusive use of it. If Fang shall not have registered the trademark "CSD" in his or his designee's name by December 31, 2006, then CBM shall have the right to register it in its name, but with Fang retaining the non exclusive right to its use.

      7. For the sales license provided herein, CBM shall pay Fang a royalty of 5% of the sales price of each and every item sold to a customer within the Territory. The minimum royalty per year, beginning in 2006, shall be US$250,000, payable every two months beginning on the last day of February, 2006. At each two month minimum payment there shall be included the overage over the minimum, if any, for royalties earned but not paid in the prior two months' period. Fang may cancel CBM's license for failure to pay the annual minimum royalty and past due money set forth in paragraph 5. Fang acknowledges that this is the most favorable royalty or minimum annual royalty per year which will be given to a non exclusive licensee in the Territory if all substantial terms and conditions are the same. CBM shall not have the right to review Fang's licenses.

      8. CBM hereby issues to Fang a standard warrant to purchase 6,500,000 of its common shares at a price of US$.01 per share at any time during the period from January 1, 2008 until December 31, 2014.

      9. Fang will assure that CBM will have the benefit of pricing that is as favorable as that received by other sales licensees customers of the same products on comparable terms and conditions, to the extent permitted by law.

      10. At the request of CBM Fang will perform such consulting services as may reasonably be requested by CBM at his usual consulting rate of US$200 per hour, including travel time, or US$1500 per day for time spent outside Southern California, plus out of pocket expenses, including, without limitation, travel, lodging, and meals. Fang shall not be required to provide this service as requested if to do so would unreasonably interfere with his other, previously committed, consulting activities. All intellectual property developed as a result of such consulting shall remain the sole and exclusive property of Fang, but CBM shall have the right to include it as a part of its non-exclusive license without additional payment so long as it otherwise falls within the scope of the existing license. Fang shall be paid out of pocket expenses, but not consulting fees for services in connection with clinical trials, but the results of such trials, including trials currently in progress, shall be available for the information and use of Fang and other licensees who are willing to make the results of their clinical trials available to CBM.

      11. Fang may license up two companies to sell Product in the Territory except he may not license any company that has, or is a part of a group of companies linked by substantial equity ownership which have, (1) a capitalization in excess of US$900,000,000, or (2) annual sales in excess of US$300,000,000. Beginning on January 1, 2008 Fang may license to any number of companies free of any such restriction. In addition, the foregoing exceptions shall not apply to companies that CBM has introduced both the CSD and Fang as may be defined in ancillary agreements.


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      12. The Parties agree that in the event that all CSD orders can not be filled, CBM's orders will be allocated on a pro-rated basis with other customers whose orders can not be completely filled.

      13. Fang may not sell the CSD to any customer of CBM as may be defined in the ancillary agreements.

      14. The Parties will execute such ancillary agreements as may be necessary to effectuate the intent of this Agreement, such as licenses, settlement agreements, pricing arrangements, etc.


Dan Q. Fang



---------------------


CardioBioMedical Corporation



By
   -----------------------
   James F. Mongiardo,
   Chief Executive Officer


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